Minex Exploration
PO Box 2183
Sandpoint, Idaho 83864
208-265-5858 Office
208-265-0238 Fax
208-290-1180 Cell

Capitan Project
5/2010
Jesse Jennings

Intro:

Minex Exploration was contracted to claim stake and perform a geologic assessment of the Capitan Property, Lincoln County, New Mexico. A total of 32 lode claims were staked by Jesse Jennings and Jon Waldrup from May 27 to May 30 , 2010. Geologic work included; vein identification and mapping, representative outcrop and float sampling, vein rock assaying using the Radiation Solutions RS-125, and mapping of structural and lithologic details.

Property Location and Description:

The Capitan Property is located 7 miles northeast of Capitan, in Lincoln County, New Mexico, in Secs. 15, 16, 21 22, 23, 26, and 27, T 8S and T9S, R15E, New Mexico Principal Meridian. The property consists of 32 lode mining claims, CAP 3-12, 14-31, and 34. The claims block is located on public land under the administration of the USFS. The Capitan Property is bounded by state and private land to the south. (figure 1., property map). A long history of mining is associated with the area. Historic mines are found throughout Lincoln and adjoining counties.

Terrain:

The terrain is moderate rolling to steep, heavily vegetated with grass, juniper, pine, carrizo, and several species of cactus. Exfoliated Alaskite forms talus slopes of cobble to boulder size. Outcrop composes approximately 40% of the claim block, with the remainder composed of loose talus, dirt and cobble sized cover. The elevation varies from 6500 feet on the south and southeast, to nearly 8200 feet in the north and northwest.

Geology:

The Capitan Mountains are an East-West trending range composed of Alaskite, an alkaline feldspar granitoid, which hosts thorium rich mineralization in the form of Thorite.(Griswold, 1959). The claim block is generally underlain by relatively homogeneous Alaskite, which in field sample is off white to pink, fine to medium grained rock, primarily composed of plagioclase with minor quartz and biotite, Mineralization occurs in the form of veins and zones hosted in the Alaskite country rocks. Veins are recognizable in hand specimen and via scintillometer readings. The veins are randomly oriented throughout the claim block, and range from less than 1 cm to over 1.5 m width, and a strike length of cm to tens of meters. Veins were identified by field observation and the scintilometer readings. Zones of radioactivity were identified using the scintilometer only, as there was no outcrop. These zones may represent a buried vein or the complete erosion of a thorium rich vein and assimilation into the surrounding country rock. Field assay results were representative of the contacts between the host rock which was generally non radioactive, and the distinct secondary intrusive suite of thorite bearing

Minex Exploration
PO Box 2183
Sandpoint, Idaho 83864
208-265-5858 Office
208-265-0238 Fax
208-290-1180 Cell

veins. Assay results are included as an attachment to this report. The highest Uranium reading was 834.6 ppm, with most samples assaying at ~45-60ppm. Thorium showed a high of 8008.2 ppm, with several samples assaying <1000 ppm.

There were 19 rock samples collected and are representative of the vein extent on the Capitan Property. The samples have been shipped to consultant Rich Reed for assaying.

Summary:

Thorium rich veins hosted in intrusive Alaskite rocks of Mid Tertiary age are the source of radioactive mineralization on the Capitan Property. Veins were mapped and sampled on the property, as well as field assayed with a handheld scintillometer. The veins show significant Uranium and Thorium mineralization. The maximum for Uranium on the property was 834.6 ppm, and for Thorium, 8008.1 ppm. At least 10 separate visible veins and zones of recordable, above back ground level radiation and mineralization were noted, sampled and plotted. The veins range in size from <1mm to 1.5 m in width from 10cm to 10m in length. Further recommendations on this property will be based on pending assay results, and analysis of collected data. This is a Rare Earth Element (REE) enriched zone, which has a history of mineral extraction. This study and survey is a first pass geologic review focused on the mineral occurrences associated with thorium and rare earth element bearing veins in the Capitan Mountain Alaskite. The goal of this phase of the project is to determine the economic viability of continuing with a complete and over arching exploration plan.

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Minex Exploration
PO Box 2183
Sandpoint, Idaho 83864
208-265-5858 Office
208-265-0238 Fax
208-290-1180 Cell

SAMPLE	ASSAY	Coordinates	Description
52710-1	Total:2902.7 K%:6.5 U ppm: 6.1 TH ppm: 166.8	13 S 457111 3718477	traverse through pediment bldrs of fg pink white ig rx. Source buried
52710-2	Total:725 K%: 5.2 U ppm: 4.1 TH ppm: 19.1	13 S 457071 3718573	cliff outcrop of alaskite grainy surface feox pockets
52710-3	Total:6982.3 K%: 7.6 U ppm: 1.6 TH ppm: 510.6	13 S 457065 3718573	1 m north of -2, vein 13 cm wide in alaskite host rx vein is at 260/000 strike length 50 cm vein is parallel to dominant foliation
002 NAV PNT		13 S 456517 3718966	
52710-4	Total: K%: U ppm: TH ppm:	13 S 456456 3718980	samll zone of barely above BG radioactivity flt of alaskite cnt rx
5/28/2010			
52810-1	Total: K%: U ppm: TH ppm:	13 S 455349 3718528	N line of CAP 5, small prospect, All below BG rad
52810-2	Total: 793.9 K%: 2.1 U ppm: 4.9 TH ppm: 29.5	13 S 455472 3719573	small prospect pit CAP 4, rx homogeneous, no veining visible, rx buff tan alaskite
52810-3	Total: 751.6 K%: 2.8 U ppm: 5.1 TH ppm: 26.1	13 S 455345 3719786	Prospect pit CAP 3 no visible veining alaskite country rx
52810-4	Total: 961 K%: 2.7	13 S 457446 3718826	prospect pit to N of block boulders of alaskite

Minex Exploration
PO Box 2183
Sandpoint, Idaho 83864
208-265-5858 Office
208-265-0238 Fax
208-290-1180 Cell

	U ppm: 10.1 TH ppm: 24.1		
52810-5	Total: 408.1 K%: 3.5 U ppm: 13.0 TH ppm: 248.8	13 S 457445 3718826	RX in flt 400' north of 12lm, sample flt altered cnt rx Feox
52810-6	Total: 14221 K%: 6.4 U ppm: 4.1 TH ppm: 1078.7		flt sample rnd alsakite boulders no high CPS zone of radioactivity, no separate rx, buried source

5/29/2010

52910-1	Total: 2482.5 K%: 3.8 U ppm: 0.6 TH ppm: 188.3	13 S 458074 3717120	flt sample altered, brecciated cnt rx w/ feox+mafics
52910-2	Total: 3982.9 K%: 3.8 U ppm: 0.0 TH ppm: 302.2		Buff country rx, non brecciated Altered rind on fresh surface <1cm
52910-3	bad point	bad point	bad point
52910-4	Total: 1772.3 K%: 3.9 U ppm: 8.9 TH ppm: 105.4	13 S 458130 3717180	flt near summit brx altered cnt rx similar to -1
52910-5	Total: 2611.2 K%: 4.7 U ppm: 3.6 TH ppm: 171.3	13 S 458152 3717177	altered brx country rocks
52910-6	Total: 30354.6 K%: 6.3 U ppm: 62.3 TH ppm: 2413.4	13 S 458197 3717187	Prospect pit CAP 14 70' length, 20' wide, 15' deep cnt rx, altered + becciated zone 18" wide Visible blk and rust colored Crx in veins to 1/2" wide

Minex Exploration
PO Box 2183
Sandpoint, Idaho 83864
208-265-5858 Office
208-265-0238 Fax
208-290-1180 Cell

52910-7	Total: 113567.9 K%: 43.7 U ppm: 834.6 TH ppm: 8008.2	13 S 458197 3717187	vein of brx+mafic alteration in cntry rx 6" wide Oriented @245/000
52910-8	Total: 14543.3 K%: 5.3 U ppm: 31.1 TH ppm: 1070.1	13 S 458212 3717186	Brecciated zone 65' E of -7, clasts of cntry rx in buff/tan matrix
52910-9	Total: 750.1 K%: 3.6 U ppm: 7.4 TH ppm: 19.1	13 S 458151 3717177	Prospect CAP 16 cat scrape 100 long at 240 deg small shaft on N edge of scrape 4' dia 7' depth brx clasts to 27" tan buff matrix clasts angular and supported by matrix

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